PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-208507 Dated January 26, 2016
Royal Bank of Canada Buffered Return Optimization Securities
$2,434,400 Securities Linked to the Russell 2000® Index due on January 31, 2019
Investment Description
Buffered Return Optimization Securities (each, a “Security” and collectively, the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada with returns linked to the performance of the Russell 2000® Index (the “Index”). If the Index Return (as defined below) is positive, we will repay the principal amount at maturity plus pay a return equal to 1.5 (the “Multiplier”) times the Index Return, up to the Maximum Gain of 40.00%. If the Index Return is zero or negative but the percentage decline of the Index is less than or equal to the Buffer Percentage of 10%, we will repay the full principal amount at maturity.  If the Index Return is negative and the percentage decline of the Index is greater than the Buffer Percentage, you will lose 1% of the principal amount of your Securities for every 1% decline in the level of the Index in excess of the Buffer Percentage, up to a loss of 90% of your investment. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You may lose up to 90% of the principal amount. The Securities will not be listed on any exchange. The downside exposure to the Index is buffered only at maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.
Features	Key Dates

☐        Enhanced Growth Potential, Up to the Maximum Gain - At maturity, if the Index Return is positive, we will pay you the principal amount plus a return equal to the Multiplier times the Index Return up to the Maximum Gain of 40.00%. If the Index Return is negative, investors may be exposed to the negative Index Return at maturity.
☐        Buffered Downside Market Exposure - If the Index Return is zero or negative, but the percentage decline of the Index is less than or equal to the Buffer Percentage of 10%, we will pay the full principal amount at maturity.  However, if the Index Return is negative and the percentage decline of the Index is greater than the Buffer Percentage of 10%, we will pay less than the full principal amount, resulting in a loss of the principal amount that is proportionate to the percentage decline in the Index in excess of the Buffer Percentage.  Accordingly, you may lose up to 90% of the principal amount of the Securities. The downside exposure to the Index is buffered only at maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.

Trade Date                                                January 26, 2016
Settlement Date                                      January 29, 2016
Final Valuation Date[1]                           January 25, 2019
Maturity Date[1]                                         January 31, 2019
[1] Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities—Payment at Maturity” in the accompanying product prospectus supplement UBS-ROS-4.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX, SUBJECT TO THE BUFFER PERCENTAGE. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATION. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT PROSPECTUS SUPPLEMENT UBS-ROS-4 BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU COULD LOSE UP TO 90% OF THE PRINCIPAL AMOUNT OF THE SECURITIES.
Security Offering
We are offering Buffered Return Optimization Securities Linked to the Russell 2000® Index. The return on the principal amount is subject to, and will not exceed, the predetermined Maximum Gain. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.
Underlying Index	Multiplier	Maximum Gain	Buffer Percentage	Index Starting Level	CUSIP	ISIN
Russell 2000® Index (RTY)	1.5	40.00%	10.00%	1,017.974	78013C518	US78013C5186

See “Additional Information About Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated January 8, 2016, the prospectus supplement dated January 8, 2016, product prospectus supplement UBS-ROS-4 dated January 8, 2016 and this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement UBS-ROS-4. Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Securities	Total	Per Security	Total	Per Security	Total	Per Security
Russell 2000® Index (RTY)	$2,434,400.00	$10.00	$60,860.00	$0.25	$2,373,540.00	$9.75
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.25 per $10 principal amount of the Securities. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 13 of this pricing supplement.

The initial estimated value of the Securities as of the date of this document is $9.6093 per $10 in principal amount, which is less than the price to public.  The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Key Risks” beginning on page 5, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 13 and “Structuring the Securities” on page 13 of this pricing supplement.
The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
You should read this pricing supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016, relating to our senior global medium-term notes, Series G, of which these Securities are a part, and the more detailed information contained in product prospectus supplement UBS-ROS-4 dated January 8, 2016. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product prospectus supplement, as the Securities involve risks not associated with conventional debt securities.
If the terms discussed in this pricing supplement differ from those discussed in the product prospectus supplement, the prospectus supplement or the prospectus, the terms discussed herein will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Product prospectus supplement UBS-ROS-4 dated January 8, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047308/form424b5.htm
♦	Prospectus supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
♦	Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:
♦        You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the principal amount.
♦        You can tolerate the loss of up to 90%of the principal amount of the Securities and are willing to make an investment that has similar downside market risk as a hypothetical investment in the Index, subject to the Buffer Percentage at Maturity.
♦        You believe that the level of the Index will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain.
♦        You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover page of this pricing supplement.
♦        You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.
♦        You do not seek current income from your investment and are willing to forgo dividends paid on the securities represented by the Index.
♦        You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦        You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.
♦        You understand and are willing to accept the risks associated with the Index.

The Securities may not be suitable for you if, among other considerations:
♦        You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the principal amount.
♦        You require an investment designed to provide a full return of principal at maturity.
♦        You cannot tolerate the loss of up to 90% of the principal amount of the Securities, and you are not willing to make an investment that has similar downside market risk as a hypothetical investment in the Index, subject to the Buffer Percentage at Maturity.
♦        You believe that the level of the Index will decline over the term of the Securities, or you believe the Index will appreciate over the term of the Securities by a percentage that exceeds the Maximum Gain.
♦        You seek an investment that has unlimited return potential without a cap on appreciation.
♦        You are unwilling to invest in the Securities based on the Maximum Gain indicated on the cover page of this pricing supplement.
♦        You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.
♦        You seek current income from this investment or prefer to receive the dividends paid on the securities represented by the Index.
♦        You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦        You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.
♦        You do not understand or are not willing to accept the risks associated with the Index.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement UBS-ROS-4 for risks related to an investment in the Securities.

Final Terms of the Securities[1]
Issuer:	Royal Bank of Canada
Issue Price:	$10 per Security
Principal Amount:	$10 per Security
Term:	Approximately three years
Index:	Russell 2000® Index
Multiplier:	1.5
Maximum Gain:	40.00%
Buffer Percentage:	10%
Payment at Maturity (per $10 Security):
If the Index Return is positive, Royal Bank of Canada will pay you:
$10 + ($10 x the lesser of (i) Multiplier x Index Return and (ii) Maximum Gain)
If the Index Return is zero or negative and the Index decline is less than the Buffer Percentage, Royal Bank of Canada will pay you:
$10
If the Index Return is negative and the Index decline is more than the Buffer Percentage, Royal Bank of Canada will pay you:
$10 + ($10 x (Index Return + Buffer))
In this scenario, you will lose up to 90% of the principal amount of the Securities in an amount proportionate to the percentage the Index has declined in excess of the Buffer Percentage.

Index Return:	Index Ending Level - Index Starting Level Index Starting Level
Index Starting Level:	The closing level of the Index on the Trade Date, as set forth on the cover page of this pricing supplement.
Index Ending Level:	The closing level of the Index on the Final Valuation Date.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
Investment Timeline

Trade Date:	The Maximum Gain was set. The Index Starting Level was determined.

Maturity Date:
The Index Ending Level and Index Return are determined.
If the Index Return is positive, Royal Bank of Canada will pay you a cash payment per $10 Security that provides you with your principal amount plus a return equal to the Index Return multiplied by the Multiplier, subject to the Maximum Gain. Your payment at maturity per $10 Security will be equal to:

$10 + ($10 x the lesser of (i) Multiplier x Index Return and (ii) Maximum Gain)

If the Index Return is zero or negative but the percentage decline of the Index is less than or equal to the Buffer Percentage, Royal Bank of Canada will pay you a cash payment of $10 per $10 Security.

If the Index Return is negative and the percentage decline of the Index is greater than the Buffer Percentage, Royal Bank of Canada will pay you a cash payment that is less than the principal amount of $10 per Security, resulting in a loss of principal that is proportionate to the percentage decline of the Index in excess of the Buffer Percentage, and equal to:

$10 + ($10 x (Index Return + Buffer Percentage))

In this scenario, you will lose up to 90% of the principal amount of the Securities in an amount proportionate to the percentage the Index has declined in excess of the Buffer Percentage.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in any of the component securities of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement UBS-ROS-4. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.
Risks Relating to the Securities Generally
♦	Your Investment in the Securities May Result in a Loss of Principal – The Securities differ from ordinary debt securities in that we are not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. If the Index Return is negative and the percentage decline of the Index is greater than the Buffer Percentage, you will be exposed to any negative Index Return in excess of the Buffer Percentage and we will pay you less than your principal amount at maturity, resulting in a loss of principal of your Securities that is proportionate to the percentage decline in the Index in excess of the Buffer Percentage. Accordingly, you could lose up to 90% of the principal amount of the Securities.
♦	Downside Market Exposure to the Index Is Buffered Only if You Hold the Securities to Maturity – You should be willing to hold the Securities to maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss even if the Index has not declined by more than the Buffer Percentage at the time of sale.
♦	The Multiplier Applies Only if You Hold the Securities to Maturity – The application of the Multiplier only applies at maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Multiplier and the return you realize may be less than the Multiplier times the return of the Index, even if such return is positive and does not exceed the Maximum Gain.
♦	The Appreciation Potential of the Securities Is Limited by the Maximum Gain – If the Index Return is positive, we will pay you $10 per Security at maturity plus an additional return that will not exceed the Maximum Gain, regardless of the appreciation in the Index, which may be significant. Therefore, you will not benefit from any appreciation of the Index in excess of an amount that, when multiplied by the Multiplier, exceeds the Maximum Gain and your return on the Securities may be less than your return would be on a hypothetical direct investment in the securities represented by the Index.
♦	No Interest Payments – We will not pay any interest with respect to the Securities.
♦	An Investment in the Securities Is Subject to the Credit Risk of Royal Bank of Canada – The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.
♦	Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security of Royal Bank of Canada with the same maturity date or if you were able to invest directly in the Index or the securities included in the Index. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
♦	No Dividend Payments or Voting Rights – Investing in the Securities is not equivalent to investing directly in any of the component securities of the Index. As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities represented by the Index would have. The Index is a price return index, and the Index Return excludes any cash dividend payments paid on its component stocks.
♦	Lack of Liquidity – The Securities will not be listed on any securities exchange. RBC Capital Markets, LLC (“RBCCM”) intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.
♦	The Initial Estimated Value of the Securities Is Less Than the Price to the Public – The initial estimated value that is set forth on the cover page of this document, which is less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the Index, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on the secondary market rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value.  As a result, the secondary price will be less than if the internal borrowing rate was used.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.
♦	Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Were Set – The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities. See “Structuring the Securities” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Securities or similar securities at a price that is significantly different than we do.
The value of the Securities at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities and the amount that may be paid at maturity.
♦	Changes Affecting the Index – The policies of Russell Investments (“Russell or the “index sponsor”) concerning additions, deletions and substitutions of the stocks included in the Index and the manner in which the index sponsor takes account of certain changes affecting those stocks included in the Index may adversely affect the level of the Index. The policies of the index sponsor with respect to the calculation of the Index could also adversely affect the level of the Index. The index sponsor may discontinue or suspend calculation or dissemination of the Index and has no obligation to consider your interests in the Securities when taking any action regarding the Index. Any such actions could have an adverse effect on the value of the Securities.
♦	An Investment in the Securities Linked to the Index Is Subject to Risks Associated in Investing in Stocks with a Small Market Capitalization – The Index consists of stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the level of the Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also often more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.
♦	Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates – RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Index or the equity securities included in the Index, and therefore, the market value of the Securities.
♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential Royal Bank of Canada and UBS Impact on Price – Trading or other transactions by Royal Bank of Canada, UBS and our respective affiliates in the equity securities composing the Index or in futures, options, exchange-traded funds or other derivative products on the equity securities underlying the Index may adversely affect the market value of those equity securities, the level of the Index, and, therefore, the market value of the Securities.
♦	Many Economic and Market Factors Will Impact the Value of the Securities – In addition to the level of the Index on any trading day during the term of the Securities, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
♦	the actual or expected volatility of the Index;
♦	the time remaining to maturity of the Securities;
♦	the dividend rates on the securities represented by the Index;
♦	interest and yield rates in the market generally, as well as in each of the markets of the securities represented by the Index;
♦	a variety of economic, financial, political, regulatory or judicial events; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Hypothetical Examples and Return Table at Maturity
The following table and hypothetical examples below illustrate the payment at maturity per $10.00 Security for a hypothetical range of Index Returns from -100.00% to +100.00%, assume a hypothetical Index Starting Level of 3,000, and reflect the Maximum Gain of 40.00%, the Multiplier of 1.5, and the Buffer Percentage of 10.00%. The actual Index Starting Level is set forth on the cover page of this pricing supplement.  The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Index Ending Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.
Example 1 - On the Final Valuation Date, the Index closes 2% above the Index Starting Level. Because the Index Return is positive, we will pay you an amount based upon the lesser of the Index Return times the Multiplier and the Maximum Gain. Since the Index Return of 2% times the Multiplier is less than the Maximum Gain, we will pay you at maturity a cash payment of $10.30 per $10 principal amount Security, calculated as follows:
$10 + ($10 x 2% x 1.5) = $10 + $0.30 = $10.30
Example 2 - On the Final Valuation Date, the Index closes 40% above the Index Starting Level. Because the Index Return is positive, we will pay you an amount based upon the lesser of the Index Return times the Multiplier and the Maximum Gain. Since the Index Return of 40% times the Multiplier is greater than the Maximum Gain, we will pay you at maturity a cash payment of $14.00 per $10 principal amount Security, calculated as follows:
$10 + ($10 x 40%) = $10 + $4 = $14.00
Example 3 - On the Final Valuation Date, the Index closes 5% below the Index Starting Level. Because the Index Return is negative, but the Index’s percentage decline of 5% is less than the Buffer Percentage of 10%, we will pay you at maturity a cash payment of $10.00 per $10 principal amount Security (a zero percent return).
Example 4 - On the Final Valuation Date, the Index closes 40% below the Index Starting Level. Because the Index Return is -40%, which is negative, and the percentage decrease in the level of the Index is greater than the Buffer Percentage of 10%, we will pay you at maturity a cash payment of $7.00 per $10 principal amount Security (a 30% loss on the principal amount), calculated as follows:
$10 + [$10 x (-40% + 10%)] = $10 - $3.00 = $7.00
Hypothetical Index Ending Level	Hypothetical Index Return[1]	Hypothetical Payment at Maturity	Hypothetical Total Return on Securities[2]
6,000.00	100.00%	$14.00	40.00%
5,250.00	75.00%	$14.00	40.00%
4,500.00	50.00%	$14.00	40.00%
4,200.00	40.00%	$14.00	40.00%
3,900.00	30.00%	$14.00	40.00%
3,800.00	26.67%	$14.00	40.00%
3,600.00	20.00%	$13.00	30.00%
3,450.00	15.00%	$12.25	22.50%
3,300.00	10.00%	$11.50	15.00%
3,150.00	5.00%	$10.75	7.50%
3,060.00	2.00%	$10.30	3.00%
3,000.00	0.00%	$10.00	0.00%
2,850.00	-5.00%	$10.00	0.00%
2,700.00	-10.00%	$10.00	0.00%
2,400.00	-20.00%	$9.00	-10.00%
2,250.00	-25.00%	$8.50	-15.00%
2,100.00	-30.00%	$8.00	-20.00%
1,950.00	-35.00%	$7.50	-25.00%
1,800.00	-40.00%	$7.00	-30.00%
1,500.00	-50.00%	$6.00	-40.00%
750.00	-75.00%	$3.50	-65.00%
0.00	-100.00%	$1.00	-90.00%
[1]	The Index Return excludes any cash dividend payments.
[2]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences
Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as pre-paid cash-settled derivative contracts in respect of the Index for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder's tax basis in the Securities.
Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.
Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Securities.
Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

The Russell 2000® Index
We have derived all information contained in this document regarding the RTY, including, without limitation, its make up, method of calculation, and changes in its components, from publicly available sources. The information reflects the policies of, and is subject to change by, the index sponsor. The index sponsor, which owns the copyright and all other rights to the RTY, has no obligation to continue to publish, and may discontinue publication of the RTY. None of us, UBS or RBCCM accepts any responsibility for the calculation, maintenance or publication of the RTY or any successor index.
The Russell 2000® Index
The index sponsor began dissemination of the RTY on January 1, 1984 and calculates and publishes the RTY.  The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by the index sponsor without regard to the Securities.
Selection of Stocks Comprising the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under the index sponsor’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, the index sponsor defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, the index sponsor compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, the index sponsor will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. The index sponsor uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, the index sponsor will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange.  Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.  Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution.  However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion.  If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.
An important criteria used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding.  Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization.  Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation.  If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY.  Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. Indices. Business development companies, exchange traded funds and mutual funds are also excluded. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.
Annual reconstitution is a process by which the RTY is completely rebuilt. On the last trading day of May, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other of the index sponsor’s indexes are determined from that set of securities. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, the index sponsor adds initial public offerings to the RTY on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.
After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

License Agreement
Russell Investments (“Russell”) and Royal Bank of Canada have entered into a non-exclusive license agreement providing for the license to Royal Bank of Canada, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the Securities.
Russell does not guarantee the accuracy and/or the completeness of the RTY or any data included in the RTY and has no liability for any errors, omissions, or interruptions in the RTY.  Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Securities, or any other person or entity from the use of the RTY or any data included in the RTY in connection with the rights licensed under the license agreement described in this pricing supplement or for any other use.  Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY.  Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.
The Securities are not sponsored, endorsed, sold or promoted by Russell.  Russell makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the RTY to track general stock market performance or a segment of the same.  Russell’s publication of the RTY in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based.  Russell’s only relationship to Royal Bank of Canada is the licensing of certain trademarks and trade names of Russell and of the RTY, which is determined, composed and calculated by Russell without regard to Royal Bank of Canada or the Securities.  Russell is not responsible for and has not reviewed the Securities nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY.  Russell has no obligation or liability in connection with the administration, marketing or trading of the Securities.
“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.

Historical Information
The following table sets forth the quarterly high, low and period-end closing levels of the Index, as reported by Bloomberg Financial Markets.  The closing level of the Index on January 26, 2016 was 1,017.974. The historical performance of the Index should not be taken as an indication of its future performance. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.
Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/01/2008	3/31/2008	753.548	643.966	687.967
4/01/2008	6/30/2008	763.266	686.073	689.659
7/01/2008	9/30/2008	754.377	657.718	679.583
10/01/2008	12/31/2008	671.590	385.308	499.453
1/01/2009	3/31/2009	514.710	343.260	422.748
4/01/2009	6/30/2009	531.680	429.158	508.281
7/01/2009	9/30/2009	620.695	479.267	604.278
10/01/2009	12/31/2009	634.072	562.395	625.389
1/01/2010	3/31/2010	690.303	586.491	678.643
4/01/2010	6/30/2010	741.922	609.486	609.486
7/01/2010	9/30/2010	677.642	590.034	676.139
10/01/2010	12/31/2010	792.347	669.450	783.647
1/01/2011	3/31/2011	843.549	773.184	843.549
4/01/2011	6/30/2011	865.291	777.197	827.429
7/01/2011	9/30/2011	858.113	643.421	644.156
10/01/2011	12/30/2011	765.432	609.490	740.916
1/01/2012	3/30/2012	846.129	747.275	830.301
4/01/2012	6/30/2012	840.626	737.241	798.487
7/01/2012	9/30/2012	864.697	767.751	837.450
10/01/2012	12/31/2012	852.495	769.483	849.350
1/01/2013	3/31/2013	953.068	872.605	951.542
4/01/2013	6/30/2013	999.985	901.513	977.475
7/01/2013	9/30/2013	1,078.409	989.535	1,073.786
10/01/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/01/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/01/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/01/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/01/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/01/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/01/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/01/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/01/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/01/2016	1/26/2016*	1,110.439	994.869	1,017.974
* This pricing supplement includes information for the first calendar quarter of 2016 for the period from January 1, 2016 through January 26, 2016.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of the Index from January 1, 2008 to January 26, 2016.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS may sell all or a part of the Securities that it will purchase from us to investors at the price to public or to its affiliates at the price indicated on the cover of this pricing supplement.
UBS may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates for distribution of the Securities.  Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-11 of the accompanying product prospectus supplement UBS-ROS-4.
The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately 8 months after the issue date of the Securities, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include the underwriting discount and our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the Index.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that resulted in a higher initial estimated value of the Securities at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Securities to you.  The initial offering price of the Securities also reflects the underwriting commission and our estimated hedging costs.  These factors resulted in the initial estimated value for the Securities on the Trade Date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Is Less than the Price to the Public” above.
Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Securities” and the provisions in the accompanying product prospectus supplement UBS-ROS-4 dated January 8, 2016 under the caption “General Terms of the Securities,” are incorporated into the master note issued to DTC, the registered holder of the Securities.

Validity of the Securities
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Securities or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 8, 2016, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K dated January 8, 2016.
In the opinion of Morrison & Foerster LLP, when the Securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Securities will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated January 8, 2016, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated January 8, 2016.